Exhibit 2.1

MORGAN STANLEY SMITH BARNEY LLC AS SPONSOR/DEPOSITOR AND PRINCIPAL UNDERWRITER OF GLOBAL INVESTMENT SOLUTIONS UNIT INVESTMENT TRUSTS

September 15, 2016

I. Statement of Principles: Pursuant to Section 17j-1 of the Investment Company Act of 1940 (“ICA”)(1) and other relevant federal securities laws(2), this Code of Ethics (“Code”) applies to the Global Investment Solutions series of unit investment trusts (“GIS UITs”). The GIS UITs are sponsored and underwritten by Morgan Stanley Smith Barney LLC (“Morgan Stanley” or “Covered Entity”) to establish professional conduct standards for persons whose responsibilities include making, participating or obtaining information regarding the purchase (or sale) for the GIS UITs (“Access Persons”). Accordingly, Access Persons must adhere to the Code’s provisions in addition to other relevant Code of Ethics or policies to which they may be subject.  While the Code is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. The Code’s purpose therefore is to:

•                  Minimize existing or potential conflicts of interests between employees of the Covered Entity on one hand, and investors in the GIS UITs on the other hand;

•                  Furnish policies and procedures consistent with applicable federal securities law and regulations thereof, including Section 17j-1 under the ICA, Rule 204A-1 under the Investment Adviser Act of 1940 (“IAA”)(3), FINRA rules and by-laws; and

•                  Prevent fraudulent or manipulative practices concerning purchases or sales of securities held or to be acquired by unitholders (“Holders”) of the GIS UITs.

Personnel of the Covered Entity (including non-Access persons) must:

•                  Protect the confidentiality of portfolio holdings

•                  Not take inappropriate advantage of any position of employment

•                  Not act upon non-public information;  and

•                  Fulfill fiduciary obligations.

The personal securities transactions by Access Persons shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest. Access persons must act in accordance with the highest professional conduct standards and, in doing so, never compromise the trust and responsibilities attendant to his/her position. In this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

As a matter of law, and of this Code, no Access Person or Morgan Stanley employee must ever discuss or disseminate material, nonpublic information about the Covered Entity, or the market for any securities or commodities, even if the employee has satisfied all other Code requirements. The Wealth Management Compliance Department (“Compliance Department”) will, on an as needed basis, notify employees who are deemed to be in possession of material non-public information that they are restricted from trading certain securities for a period of time determined by the Compliance Department.

(1)  Section 17j-1 of the Investment Company Act of 1940 governs the personal investment activities of investment company personnel, defines “Access Persons,” and requires adoption and approval of a Code of Ethics for the Fund (of which a Unit Investment Trust is included).

(2)  The reference to federal securities laws is intended to encompass, among other things, any and all applicable regulations under Title 12 (Banks and Banking) of the U.S. Code and Investment Adviser Act of 1940.

(3)  Rule 204A-1 requires registered investment advisers to adopt and a code of ethics.

As a Morgan Stanley employee, you already are subject (or may be depending upon your position)  to several key policies that explain your obligations to Morgan Stanley and its clients as well as consumers including:

•                  Morgan Stanley Code of Conduct (“Code of Conduct”) ;

•                  Wealth Management Employee Trading Policy

•                  Morgan Stanley Investment Advisory Code of Ethics (“ IA COE”),

•                  Wealth Management Compliance Manual; and

•                  Stand-alone Policies.(4)

The policies referenced maintain particular relevance to your activities involving the following areas:

•                  Outside Business Activities

•                  Gifts and Entertainment

•                  Misuse of Confidential or Material Non-Public Information

•                  Personal Trading (including Private Securities Transactions)

•                  Marketing and Promotional Activities

•                  Political Contributions (including “Pay-to-Play”)

•                  Cash and Non-Cash Compensation

•                  Market Timing

Note: This Code’s provisions may differ from other relevant Codes/Policies. As a GIS UIT Access Person, you are subject to the most restrictive requirements of the Codes or Policies that are applicable to your employment in any and all instances. Morgan Stanley employees are also subject to, and must comply with, the requirements of federal securities laws.

II. Access Persons: This Code applies to employees of the Covered Entity whose position supports the GIS UIT business and meets one or more of the following criteria:

•                  Possess access to nonpublic information regarding the purchase or sale of any security for any series or future series of a GIS UIT;

•                  Participate in making securities recommendations to any series or future series of GIS UIT, or

•                  Obtain access to securities recommendations for any series of future series of GIS UIT that is classified as nonpublic information.

Employees meeting these provisions will be classified as “Access Persons” under this code and thereby must adhere to all Code provisions or more restrictive Code/Policy (dependent on the attendant facts and circumstances presented). All other employees (“Non-access Persons”) are subject to the Code of Conduct, Wealth Management Employee Trading Policy or applicable restrictions attendant to his/her position with the Covered Entity. This Code’s provisions (and other applicable Codes/Policies) apply also to an Access Persons’ spouse, significant other, and immediate family members whom are minor children.  The Code, moreover, applies to any other account over which the Access Person has any financial interest or the power, directly or indirectly, to make investment decisions (or as otherwise covered by NASD Rule 3050 and NYSE Rule 407 or future consolidated FINRA Rule(5). For more information, see Exhibit A attached.

(4)  Stand-alone policies are policies that have been developed by or for specific business units, departments or divisions within the Morgan Stanley organization. Such policies may mandate additional or more stringent requirements than other comparable policies which govern activities or all Firm employees.

(5)  FINRA has proposed of FINRA Rule 3210 (“Personal Securities Transactions for or by Associated Persons”) but it is not definitive whether this rule will be adopted.

III. Monitoring and Enforcement: Access Persons have the duty to act in accordance with a high degree of professionalism while ensuring their compliance with specific obligations set forth by this Code. Access Persons must report any violations of this Code to the Compliance Department and Chief Compliance Officer of the GIS UITs (referred to hereafter as “CCO”) promptly. Morgan Stanley takes its obligation to monitor the personal trading and outside investment activities of its employees seriously and, in doing so, will review account statements and other reporting information by Access Persons on a periodic basis. Any violation of this Code by Access Persons will be considered serious and may result in disciplinary action including actions resulting in the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment.  Any violation of this Code by an Access Person must be reported promptly by the Compliance Department to the employee’s supervisor, the CCO and Wealth Management Investment Advisory Compliance Senior Manager or designee.

IV. Accounts and Transactions Covered by this Code: Unless otherwise indicated, this Code has adopted the definitions, terms and conditions established by the Wealth Management Employee Trading Policy (“WMETP”). Accordingly, this Code will:

•                  maintain equivalent requirements for employees of the Covered Entity, including, covering the same account types (or “Employee Securities Accounts”) as the WMETP; and

•                  permit and prohibit the same transactions identified by the WMETP.

Employees deemed “Access Persons” by this Code (for one or multiple GIS UITs) must comply with its applicable requirements. Access Persons covered by this Code may be subject to more restrictive Code(s) or policies applicable to his/her position, business unit or region. For this reason, you should consult your supervisor or Employee Investing and Activities Compliance (“EIAC”) for further details.

Under the scope of this Code, GIS UITs will not be considered “Morgan Stanley securities.(6) Transactions in the GIS UITs can be subject to the specific trading considerations (including pre-clearance restrictions and holding periods) established by Morgan Stanley either globally or under departmental policy.  In addition, Access Persons subject to this Code are prohibited from conducting transactions, on behalf of Employee Securities Account(s), in any security (or related security) that the Sponsor has selected for a GIS UIT portfolio during the period the portfolio composition has been formally determined (“Striking Period”) through the public announcement date of the portfolio (“Open Period”).

When placing order(s) in an Employees Securities Account for a trade that is subject to pre-clearance, Access Persons may obtain pre-approval from his/her Designated Manager using the Pre-Clearance (“TPC”) system.(7) In extraordinary circumstances, Designated Manager(s) may alternatively grant Access Persons the ability to request pre-clearance authorization through use of the Employee Pre-Trade Authorization Request Form (See Exhibit B attached).

Notwithstanding, it is within the sole discretion of the designated manager to determine whether additional limitations on employee trading should be imposed and may enact such limitations at any time. Designated managers, for example, may limit an employee’s personal trading if he/she determines that the employee is trading too actively, or that the trading raises the appearance of a conflict (particularly in cases where purchases of a new securities issue is involved).(8) Designated managers should refer to the Supervisory Responsibilities and Guidelines for Employee Trading and Various outside Activities Compliance Notice for more information.

(6)  The Global Employee Trading and Investing Policy defines Morgan Stanley securities as follows: “Means all securities issued by Morgan Stanley, including common stock, preferred stock and debt, but excluding equity-linked and credit-linked notes.”

(7)  The TPC system can be accessed by entering “TPC” into your web browser and following instructions thereafter.

(8)  Designated Managers should refer to the Supervisory Responsibilities and Guidelines for Employee Trading and various other Compliance Department notices.

V. Access Persons Acknowledgement and Reporting Requirements: All new Access Persons must certify that they have received a copy of this Code, and have read and understood its provisions.  In addition, all Access Persons must:

1.              Within 10 business days of becoming an Access Person, acknowledge receipt of the Code and any modifications thereof, which the Compliance Department or CCO shall provide to each person covered by the Code in writing (See Exhibit C for the Acknowledgement of the Code of Ethics Form).

2. Within 10 business days of becoming an Access Person, the employee shall disclose in writing all information concerning all securities beneficially owned and any existing personal brokerage relationships. (Note: Employees must also disclose any new brokerage relationships whenever established). The holdings report must be current as of a date not more than 45 (calendar) days prior to the employee becoming an Access Person.

3. Access Persons must direct any non-Wealth Management brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions. (Note: For accounts held at Morgan Stanley, this requirement is generally satisfied via automated data feeds).

4. Within 30 days after the end of each calendar quarter, Access Persons must file a report with the Compliance Department or CCO concerning any transaction during the previous calendar quarter in a Covered Security or Affiliated Fund in which the Access Person had any direct or indirect beneficial ownership.  This Quarterly Transaction Report (“QTR”) and attached account statements must contain:

(i)	Transaction date(s);
(ii)	Title and type of Covered Security;
(iii)	Covered Security’s ticker symbol, CUSIP or SEDOL;
(iv)	Interest rate and maturity date of the Covered Security (for fixed income securities only);
(v)	Number of shares and principal amount of each Covered Security;
(vi)	Nature of the transaction (i.e., purchase or sale or other type of acquisition or disposition);
(vii)	Price of the Covered Security at which the transaction was effected;
(viii)	Name of the broker, dealer or bank which effected the transaction; and
(ix)

Date that the report is submitted to the Compliance Department or CCO. With respect to any quarter in which an Access Person’s account was established and held any securities for the benefit (direct or indirect) for the Access Person, the QTR must also contain the name of the broker, dealer or bank with whom the Access person established the account and the date the account was established. (Note: An Access Person does not need to provide this QTR if all of this information has been included in the trade confirmation or account statements received by the Compliance Department/CCO with respect to the Access Person during the relevant reporting period. Alternatively, such Access Person may submit a written attestation to the Compliance Department or CCO which supplies this requested information.)

5. Within 45 days after the end of the year, the Access Person must file an Annual Holdings Report with the Compliance Department that includes: must contain:

(i)	Transaction date(s);
(ii)	Title, number of shares and principal amount of each Covered Security in which the Access Person had a direct or indirect beneficial ownership;
(iii)	Name of any broker, dealer or bank with whom the Access Person maintains an account in which any are held for the direct or indirect benefit of the Access

Person (and even in circumstances where the account does not hold any Covered Securities); and
(iv)

The date that the report is submitted. (Note: An Access Person does not need to provide this Annual Holdings Report if it would be duplicative of information already provided. Alternatively, the Access Person may submit a written attestation to Compliance Department or CCO which supplies this requested information.)

6. Certify on an annual basis that he/she has read and understood the Code, complied with the requirements of the Code, and that he/she has pre-notified and disclosed or reported all personal securities transactions and securities accounts which require such disclosure or reporting under this Code’s provisions.

VI. Handling of Disgorged Profits: Any amounts that are paid or disgorged by an Access Person under this Code shall be donated by the employee to charitable organization(s) in a manner directed by the Compliance Department or CCO.

VII. Confidentiality: All information obtained from any Access Person pursuant to this Code shall be kept in strict confidence except in instances in which the Covered Entity is compelled to release such information to any regulatory body.

VIII. Other Laws, Rules and Statements of Policy: Nothing contained in this Code shall be interpreted as relieving any employee subject to the Code from acting in accordance with the provisions of any applicable law, rule or regulation or, in the case of Access Persons, any statement of Code or procedure governing the conduct of such person adopted by Morgan Stanley, its affiliates and subsidiaries.

IX. Retention of Records: All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law and regulation, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law and regulation (including the aforementioned regulations herein).  The Compliance Department or CCO shall be responsible for maintaining records created under this Code.

X. Exceptions to the Code: Any exceptions to this Code must have the prior written approval of the Compliance Department or CCO of the relevant Covered Entity, or designee thereof.  Any questions about this Code should be directed to the CCO.

XI. Executive Committee Review: At least annually, a written certification meeting the requirements of Section 17j-1 under the ICA shall be prepared by the CCO and presented to the Executive Committee.(9)

XII. Amendments: This Code, from time to time, may be amended by the CCO or Compliance Department.  Any material amendment of this Code shall be submitted to the Executive Committee for approval in accordance with Section 17j-1 under the ICA and Rule 204A-1 under the IAA.

XIII. Code of Ethics Forms: The attachments included on subsequent pages as Exhibits A through D (“Code of Ethics Forms”) will be used to in the administration of this Code. Access Persons must read, understand and utilize the Code of Ethics Forms when necessary.

(9)  Section 38a-1 of the Investment Company Act of 1940 does not require a Board of Directors in connection with the establishment of a unit investment trust. The Sponsor of the GIS UITs (i.e., Morgan Stanley) has established an Executive Committee to approve related policies and procedures including this Code.

EXHIBIT A

EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have “Beneficial Ownership” of Securities if you have or share a direct or indirect “Pecuniary Interest” in the Securities.

You have a “Pecuniary Interest” in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

1.              Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

“Immediate family” means any child, stepchild, grandchild, parent, significant other, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.              Your interest as a general partner in Securities held by a general or limited partnership.

3.              Your interest as a manager-member in the Securities held by a limited liability company.

4.              You are a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in the types of securities described in the Wealth Management Employee Trading Policy.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.              Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.              Your ownership of a vested interest in a trust.

3.              Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of “beneficial ownership.”  For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

EXHIBIT B

Global Investment Solutions Unit Investment Trust Series Code of Ethics:

Employee Pre-Trade Authorization Request Form

Employee Name:

Account Name (if different) and relationship to employee:

Account Number:

Name of Financial Advisor/Private Wealth Advisor:

Broker/dealer at which account is maintained (if other than Morgan Stanley):

I request permission to effect a transaction in the security as indicated below for my own account or for another account in which I have a beneficial interest or legal title, or over which I otherwise have investment discretion.  I understand the approval will be effective only for a transaction executed prior to the close of business on the day of the approval is granted.  Any transaction, or portion thereof, not completed on the day of this request and/or approval will require a new approval request.

I certify that:

•                  I do not possess material non-public information regarding the security or the issuer of the security;

•                  I am in compliance with any conditions disclosed in the Restricted List at the time of this request;

•                  I am aware of no buy or sell orders in this security or other securities or equivalents of the same issuer pending or under consideration by any Firm advisory client, investment manager or sub-advisor; and

•                  I have read the Morgan Stanley Global Investment Solutions Unit Investment Trusts Code of Ethics (“Code”) and believe that the proposed trade fully complies with the Code’s requirements as well as the Wealth Management Employee Trading Policy.

NAME OF SECURITY	CUSIP/SEDOL NUMBER or SYBMOL	NUMBER OF SHARES OR UNITS	APPROX. PRINCIPAL AMOUNT

Check all that apply:

☐  Purchase

☐  Sale

☐  Market Order

☐  Limit Order* (Price of Limit Order:          )

Employee Signature	Date

To Be Completed By Supervisor (or Designated Manager):

☐  Approval Granted.  Approval expiration is COB.

☐  Approval Denied.

Supervisor (signature and printed name)	Date

THIS COMPLETED FORM SHOULD BE KEPT BY THE APPROVING SUPERVISOR

*Limit Orders are only good for the day the transaction is approved.

EXHIBIT C

MORGAN STANLEY SMITH BARNEY LLC (“MORGAN STANLEY”)

GLOBAL INVESTMENT SOLUTIONS UNIT INVESTMENT TRUST SERIES

Acknowledgement of Code of Ethics Form

I acknowledge that I have received and read the Code of Ethics (“Code”) for Global Investment Solutions Unit Investment Trust series (“GIS UITs”) dated [TBD].  I understand the provisions of the Code as described therein and agree to abide by them.

Employee Name (Print):

Signature:

Date:

Employee ID #	Date of Hire:

Job Function & Title:	Supervisor:

Location:

Floor and/or Zone:	Telephone Number:

This Acknowledgment form must be completed and returned within ten (10) business days of becoming a GIS UITs Access Person as defined in this Code or receiving a copy of a revised Code.

Please scan and e-mail to Chris Gargano at chris.gargano@morganstanley.com.